Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91814 on Form S-8 of our report dated November 4, 2005 relating to the consolidated financial statements of International Electronics, Inc. appearing in the Company’s Annual Report on Form 10-KSB of International Electronics, Inc. for the year ended August 31, 2005.

/s/ BDO Seidman, LLP

Boston, Massachusetts

November 27, 2006